EX-99.e.1.iii

AMENDMENT NO. 1 TO

SCHEDULE I

TO THE DISTRIBUTION AGREEMENT

     This Schedule to the Distribution Agreement between Delaware Group Income Funds and Delaware Distributors, L.P. entered into as of May 15, 2003 (the “Agreement”), amended as of the 29th of September, 2009, lists the Series and Classes for which Delaware Distributors, L.P. provides distribution services pursuant to the Agreement, along with the 12b-1 Plan rates, if applicable, for each class and the date on which the Agreement became effective for each Series.

		Total 12b-1 Plan	Portion designated
		Fee Rate (per	as Service Fee Rate
		annum of the	(per annum of the
		Series’ average	Series’ average
		daily net assets	daily net assets
		represented by	represented by
Series Name	Class Names	shares of the Class)	shares of the Class)	Effective Date
Delaware Corporate Bond Fund	A Class	.30%		April 19, 2001
	B Class	1.00%	.25%	April 19, 2001
	C Class	1.00%	.25%	April 19, 2001
	R Class	.60%		May 15, 2003
	Institutional Class			April 19, 2001
Delaware Extended Duration Bond Fund	A Class	.30%		April 19, 2001
	B Class	1.00%	.25%	April 19, 2001
	C Class	1.00%	.25%	April 19, 2001
	R Class	.60%		May 15, 2003
	Institutional Class			April 19, 2001
Delaware High-Yield Opportunities Fund	A Class	.30%		April 19, 2001
	B Class	1.00%	.25%	April 19, 2001
	C Class	1.00%	.25%	April 19, 2001
	R Class	.60%		May 15, 2003
	Institutional Class			April 19, 2001
Delaware Core Bond Fund	A Class	.30%		September 29, 2009
	C Class	1.00%	.25%	September 29, 2009
	R Class	.60%		September 29, 2009
	Institutional Class			September 29, 2009

DELAWARE DISTRIBUTORS, L.P.
DELAWARE DISTRIBUTORS, INC.,		DELAWARE GROUP INCOME FUNDS
General Partner

By:	/s/ Phillip N. Russo	By:	/s/ Patrick P. Coyne
Name:	Philip N. Russo	Name:	Patrick P. Coyne
Title:	Executive Vice President	Title:	President and Chief Executive Officer